FOR IMMEDIATE RELEASE

ATLAS FINANCIAL HOLDINGS ANNOUNCES Triggering event as determined under Section 382 of the Internal Revenue Code of 1986

Book Value per Common Share Expected to be Unaffected by this Event

Chicago, Illinois - July 22, 2013 - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) advises that as a result of shareholder activity a triggering event as determined under Section 382 of the Internal Revenue Code of 1986 ("IRC Section 382") has been reached. As a result, under IRC Section 382, the use of the Company's net operating loss and other carryforwards will be limited as a result of this "ownership change” for tax purposes, which is defined as a cumulative change of more than 50% during any three-year period by shareholders of the Company's shares.

As of March 31, 2013 Atlas had 8,095,892 common shares outstanding and had total tax effected federal net operating loss carryforwards of approximately $16.6 million (or $2.05 per common share of which the Company had an overall allowance of $1.47 per common share with $0.58 net per common share included in book value per common share).

Effects of Triggering Event
Following this triggering event, the Company estimates that it will retain total tax effected federal net operating loss carryforwards of approximately $15.0 million (or $1.85 per common share based on the outstanding common shares at March 31, 2013). Book value per common share is expected to be unaffected by this event as the amount of lost DTA's are anticipated to be well within the allowance which was already held against the majority of these assets.

As previously disclosed, this event could be triggered by any current or future shareholder who purchased or sold any amount of shares, or any warrantholder who exercised any warrants, that would create an ownership shift significant enough to trigger the IRC Section 382 limit. Even small fluctuations in the ownership of shareholders owning 5% or more of the Company's stock, or new shareholders acquiring 5% or more of the Company's stock, or the issuance of new shares by the Company in response to a warrant exercise, had the potential to trigger the IRC Section 382 limit. A combination of these events ultimately led to the triggering event.

All estimated amounts will be subject to review and final analysis in conjunction with the Company's normal financial closing and reporting process along with the completion and filing of its 2013 US tax returns. bound to this transaction until definitive agreements are executed.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com